Exhibit 6.5

FORM OF CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

$	,	2018
FOR VALUE RECEIVED, Soliton, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of _______________ LLC (the “Lender”), the principal sum of _______________ Dollars ($_______.00), together with interest thereon from the date of this Note. Interest shall accrue at a simple rate of [8.25%/10%] per annum. Unless earlier converted into Conversion Shares pursuant to Section 2.2 of that certain Note Purchase Agreement, dated on or about the the date hereof, by and between the Company and the Lender (the “Purchase Agreement”), the principal and all accrued but unpaid interest thereon shall be due and payable by the Company on the earlier of (a) the Maturity Date or (b) upon an Event of Default (as defined below).
This Note is issued pursuant to the Purchase Agreement, and each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement.
1.Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment of principal together with accrued interest may not be made without the Lender’s consent. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.
2.Security. This Note is a general unsecured obligation of the Company.
3.Priority. This Note shall be senior in all respects (including right of payment) to all other indebtedness of the Company, now existing or hereafter obtained.

4.Conversion of the Note. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.
5.Default; Remedies.
(a)    The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):
(i)    the Company’s failure to make any payment of principal or interest as and when due in accordance with the terms of this Note and the Purchase Agreement;
(ii)    any default by the Company in the performance of any other material obligation, covenant, term or provision contained in this Note or the Purchase Agreement;
(iii)    any representation or warranty made by the Company in connection with this Note or to induce the holder of this Note to make a loan to the Company (including but not limited to those made in the Purchase Agreement) proves to have been false in any material respect when made; or
(iv)    the Company’s dissolution or termination of existence; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 90 days or more.
(b)    The entire unpaid principal balance of this Note and all accrued interest on such unpaid principal balance shall immediately be due and payable at the option of the holder of this Note upon the occurrence of any one or more of the Events of Default if, in the case of an Event of Default described under Section 5(a)(i), (ii) or (iii) above, such Event of Default shall continue unremedied for a period of 5 days after notice thereof from the holder of this Note, and in the case of an Event of Default described under Section 5(a)(iv) above, at any time after the occurrence of such Event of Default.
6.Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.
7.Usury. In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
8.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.
9.Successors and Assigns. The Company may not assign its obligations under this Note without the written consent of the holder of this Note. Neither this Note nor any rights hereunder are transferable without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion. Notwithstanding the foregoing, (a) if the Lender is an entity, the Lender shall, upon advance written notice to the Company, be permitted to transfer this Note and/or the Equity Securities to any Affiliate of the Lender who (i) executes and delivers an acknowledgement that such Affiliate agrees to be subject to, and bound by, all the terms and conditions of this Note, (ii) makes the representations and warranties to the Company that are set forth in Section 6 of the Purchase Agreement and (iii) if requested by the Company, delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws, and (b) if the Lender is an individual, the Lender may, upon advance notice to the Company, transfer this Note and/or the Equity Securities to a trust established for a direct lineal descendant of the Lender or a similar vehicle for estate planning purposes. If a transfer is permitted pursuant to this Section 10, the transfer shall be recorded on the books of the Company upon the surrender of this Note, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new notes. Subject to the foregoing, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators, as applicable, of the Company and the Lender.
10.Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.
11.Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note (“Costs”) in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, waive or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.
12.Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware.

SOLITON, INC.

By:
Walter V. Klemp , President

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